Exhibit 99.1
                                                           Contact:  Maria Brous
                                                       (863) 688-7407 Ext. 55339

           PUBLIX REPORTS RESULTS FOR THIRD QUARTER, FIRST NINE MONTHS
                                 AND STOCK PRICE

        LAKELAND, Fla., Nov. 1, 2006 -- Publix's sales for the third quarter of 2006 were $5.2 billion, a 7.2 percent increase from last year's $4.9 billion. Comparable-store sales for the third quarter of 2006 increased 5.1 percent.

        Net earnings for the third quarter were $252.9 million this year, compared to $200.3 million in 2005, an increase of 26.3 percent. Earnings per share were $0.30 for the third quarter of 2006, compared to $0.23 per share for the third quarter of 2005, adjusted for the effect of the 5-for-1 stock split that occurred July 1, 2006.

        Publix's sales for the first nine months of 2006 were $16.1 billion, an
8.4 percent increase from last year's $14.9 billion. Net earnings for the first nine months of 2006 were $805.3 million, compared to $694.3 million in 2005, an increase of 16 percent. Earnings per share increased to $0.95 for the first nine months of 2006, up from $0.80 per share for the first nine months of 2005, adjusted for the effect of the 5-for-1 stock split that occurred July 1, 2006.

        These amounts are based on unaudited reports that will be filed next week with the U.S. Securities and Exchange Commission (SEC). The company's quarterly report to the SEC, Form 10-Q, will be available Nov. 9, 2006, on its Web site at www.publix.com/stock.

        Based on the most recent appraisal, Publix's stock price increased $1.35 from $18.25 per share to $19.60 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

        "Our financial performance continues to be excellent resulting in another significant increase in our stock price," Publix CEO Charlie Jenkins Jr. said. "I congratulate our associates for delivering the premier customer service that made this happen."

        Publix is owned and operated by its 139,000 employees, with 2005 sales of $20.6 billion. Currently Publix has 885 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for nine consecutive years.
In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###